Exhibit 99.1

Superior Court of California, County of Los Angeles, Selects

Tyler Technologies’ Odyssey Court Management Solution

Tyler to provide e-filing and comprehensive court software for largest court system in the U.S.

PLANO, Texas – June 18, 2014 – Tyler Technologies, Inc. (NYSE: TYL) today reported that the Superior Court of California, County of Los Angeles, has selected Tyler’s Odyssey® court case management software solution to modernize court processes and optimize resources.

Odyssey was selected by Los Angeles Superior Court after a review designed to find a modern case management system that can maximize resources and provide a framework for processing multiple case types, including criminal, traffic, family, juvenile and probate.

The contract between Tyler and the Los Angeles Superior Court includes software licenses and professional services. In addition to e-filing for the case types being deployed, the court chose core Odyssey applications, including case management, public access, enterprise document management and financial management. To date, 21 California superior courts have announced that they have chosen Tyler’s Odyssey court management solution.

Los Angeles Superior Court used the state’s Master Services Agreement (MSA) that gives California’s 58 superior courts the ability to purchase Tyler’s Odyssey integrated court case management system at pre-negotiated terms, conditions and pricing outlined in the MSA. The MSA was developed by a group of IT leaders and court managers within the California judicial system as a way for the state’s superior courts to efficiently purchase a case management system.

“We are proud to partner with the Los Angeles Superior Court to improve access to justice by providing a comprehensive and modern case management solution,” said Bruce Graham, president of Tyler’s Courts & Justice Division. “Odyssey will help simplify processes and create a more efficient environment for court staff and customers. Tyler’s perpetual software license methodology keeps Odyssey technology current and aligned with the court’s future business needs. We welcome the Los Angeles Superior Court to our growing client base in California.”

The Los Angeles Superior Court is the largest court system in the U.S. and serves the 10 million residents of Los Angeles County, which is the most populous county in the nation.

In total, Odyssey serves more than 100 million residents, a third of the U.S. population, in more than 600 counties across 21 states. Odyssey has been successfully deployed statewide in Indiana, Minnesota, New Hampshire, New Mexico, North Dakota and South Dakota; statewide implementations in Idaho, Maryland, Oregon, Rhode Island and Washington are currently underway.

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Superior Court of California, County of Los Angeles, Selects

Tyler Technologies’ Odyssey Court Management Solution

June 18, 2014

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 11,000 local government offices in all 50 states, Canada, the Caribbean, the United Kingdom and other international locations. Forbes has named Tyler one of “America’s Best Small Companies” seven times and the company has been included four times on the Barron’s 400 Index, a measure of the most promising companies in America. More information about Plano-based Tyler Technologies can be found at www.tylertech.com.

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Contact: Tony Katsulos

Jetstream PR for Tyler Technologies

972-788-9456, ext. 301

katsulos@jetstreampr.com

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